Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

dated as of

June 17, 2005

among

WALTER INDUSTRIES, INC.

and

THE STOCKHOLDERS NAMED HEREIN

Section 5.07. Capitalized Terms	7
Section 5.08. Entire Agreement	7
Section 5.09. Captions	7

Exhibit A: Ownership of Shares

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VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of June 17, 2005 among DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Merchant Banking II, Inc., as advisory general partner on behalf of DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, DLJ ESC II, L.P., a Delaware limited partnership, DLJ First ESC, L.P., a Delaware limited partnership, DLJ Investment Partners L.P., a Delaware limited partnership, DLJ Investment Partners II, L.P., a Delaware limited partnership and DLJIP II Holdings, L.P., a Delaware limited partnership (each a “DLJ Entity” and collectively, the “DLJ Entities”), Dale B. Smith, Thomas E. Fish, George P. Bukuras, Darrell Jean and Doyce Gaskin (each, an “Executive” and, collectively, the “Executives”)  and Walter Industries, Inc., a Delaware corporation (“Buyer”).

WHEREAS, each of the DLJ Entities and the Executives (each a “Stockholder”) is a stockholder of Mueller Water Products, Inc., a Delaware corporation (the “Company”); and

WHEREAS, in order to induce Buyer to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), among the Company, Buyer, JW MergerCo., Inc., a Delaware corporation, and DLJ Merchant Banking II, Inc., a Delaware corporation (solely in its capacity as the Stockholders’ Representative), Buyer has requested that each Stockholder, and each Stockholder has agreed to, enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

Section 1.01.  Voting Agreement.  Each Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, and at any adjournment thereof, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which such Stockholder’s vote, consent or approval is sought, such Stockholder shall appear at such meeting or otherwise cause the Voting Common Shares owned beneficially by such Stockholder to be counted as present thereat for purposes of calculating a quorum, and each Stockholder shall execute and deliver to the Company written consents with respect to, or to vote the Voting Common Shares owned beneficially by such Stockholder: (i) in favor of the approval and adoption of the Merger Agreement (or any amended version thereof), the Merger and the other transactions contemplated thereby, and (ii) against any action or agreement that is or would be reasonably likely to result in any condition to the Company’s obligations or the Buyer’s obligations under the Merger Agreement not being fulfilled.

Section 1.02.  Irrevocable Proxy.  Each Stockholder hereby revokes any and all previous proxies granted with respect to its Voting Common Shares.  By entering into this Agreement, each Stockholder hereby grants a proxy appointing Buyer and each of its designees, and each of them individually, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Buyer or its proxy or substitute shall, in Buyer’s sole discretion, deem proper with respect to its Voting Common Shares beneficially owned by such Stockholder.  Each Stockholder hereby confirms that the proxy granted by such Stockholder pursuant to this Article 1 is, subject to the last sentence of this Section 1.02, irrevocable and is coupled with an interest, and is granted in consideration of Buyer entering into this Agreement and the Merger Agreement.  If any Stockholder fails for any reason to consent or vote such Stockholder’s Voting Common Shares in accordance with the requirements of Section 1.01 above (or anticipatorily breaches such section), then Buyer shall have the right to consent or vote such Stockholder’s Voting Common Shares in accordance with the provisions of Section 1.01.  The proxy granted by each Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE DLJ ENTITIES

Each Stockholder severally as to such Stockholder only and not jointly represents and warrants to Buyer that:

Section 2.01.  Existence and Power.  Such Stockholder is an individual and has full legal capacity, or is a corporation duly incorporated or a limited partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction and has all corporate or partnership powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 2.02.  Authorization.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated to be consummated by such Stockholder hereby are within such Stockholder’s legal capacity (if an individual), or corporate or limited partnership, as applicable, powers and have, to the extent applicable, been

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duly authorized by all necessary corporate or partnership, as applicable, action on the part of such Stockholder.  This Agreement constitutes a valid and binding Agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

Section 2.03.  Non-contravention.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) with respect to entities only, violate the certificate of incorporation or bylaws or limited partnership agreement, as applicable, of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person that has not been obtained or taken, or that will not have been obtained or taken when required to been obtained or taken, under any provision of any agreement or other instrument binding on such Stockholder.

Section 2.04.  Ownership of Shares.  Such Stockholder is the record owner of the Shares set forth opposite its name on Exhibit A hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such securities), except for Liens, limitations and restrictions under the Stockholders Agreement and hereunder.  Except as set forth herein, none of such Stockholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such securities.  Such Stockholder does not beneficially own any other shares of capital stock or equity securities of the Company, including any securities convertible into or exercisable for such capital stock (collectively, including the Shares, the “Company Securities”).  For purposes hereof, “Stockholders Agreement” means the Stockholders Agreement dated as of August 16, 1999 (as amended) among the Company, certain DLJ Entities, Squam Lake Investors IV, L.P., and the other Persons who have become parties thereto after the execution and delivery thereof.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the DLJ Entities:

Section 3.01.  Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

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Section 3.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action.  This Agreement and the other Transaction Agreements each constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

Section 3.03.  Non-contravention. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person that has not been obtained or taken, or that will not have been obtained or taken when required to been obtained or taken, under any provision of any agreement or other instrument binding on Buyer.

ARTICLE 4
COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that:

Section 4.01.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Buyer (such consent not to be unreasonably withheld with respect to clause (ii) only), directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its Voting Common Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of (collectively, a “Transfer”), any of its Company Securities during the term of this Agreement.  Any Transfer pursuant to which the transferee does not agree to be bound in writing by this Agreement as if a party hereto shall be null and void.

Section 4.02.  Appraisal Rights.  Such Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any of its Shares which may arise with respect to the Merger.

Section 4.03.  Non-Interference.  Such Stockholder agrees that prior to the termination of this Agreement, such Stockholder shall not take any action that

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would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement.

Section 4.04.  Additional Shares.  Such Stockholder will promptly notify Buyer of any new Company Securities acquired directly or beneficially by such Stockholder, if any, after the date hereof and prior to the termination of this Agreement.  Any such Company Securities shall automatically become subject to the terms of this Agreement.

Section 4.05.  Confidentiality.  After the Effective Time, the DLJ Entities shall, and shall use commercially reasonable efforts to cause its officers, directors, employees, advisors and representatives to keep confidential all confidential and proprietary information of the Company and its Subsidiaries and their respective businesses.  This Section 4.05 shall terminate three years after the date of Closing.  Notwithstanding the foregoing, each DLJ Entity and its Affiliates (excluding all portfolio companies, if any) shall be permitted to disclose at any time (i) summaries of confidential information (which will not in any case include any trade secret or other proprietary information (excluding summary financial information)) of the Company and its Subsidiaries in connection with communications with its limited partners or members, financing sources, attorneys, employees, agents, advisors, partners and potential partners or to the extent reasonably required in the ordinary course of their business, (ii) information that was publicly available prior to the date of this agreement or thereafter becomes publicly available without any violation of this agreement on the part of any DLJ Entity, any of such DLJ Entity’s representatives, or any third party to whom such DLJ Entity has disclosed confidential information; (iii) information that was available to any DLJ Entity on a non-confidential basis prior to the disclosure of such information to such DLJ Entity or its representatives; (iv) information that becomes available to any DLJ Entity from a person or entity other than the Company and its Subsidiaries who is not, to the best of such DLJ Entity’s knowledge, subject to any legally binding obligation to keep such information confidential; (v) information independently developed by any DLJ Entity without reliance on any confidential information; or (vi) information required to be disclosed under a subpoena or other court document or order pursuant to stock exchange rule or governmental proceeding or law or regulation, to the extent such DLJ Entity gives the Company prompt written notice of the requirement and cooperates with the Company in any effort by the Company to obtain a protective order with respect to the confidential information.

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ARTICLE 5
MISCELLANEOUS

Section 5.01.  Amendments; Waivers; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms, except that Section 4.05 shall survive any termination of this Agreement if the Merger is consummated.

Section 5.02.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.  Any such assignment, delegation or transfer without such consent is null and void.

Section 5.03.  Governing Law; Dispute Resolution; Waiver of Jury Trial; Notice.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. The dispute resolution and other provisions in Article 11 of the Merger Agreement shall be incorporated herein by reference mutatis mutandis.  THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  Any notice to Buyer shall be made as set forth in Section 11.01 of the Merger Agreement; any notice to any DLJ Entity shall be made to the Stockholders’ Representative on behalf of such DLJ Entity as set forth in Section 11.01 of the Merger Agreement; and any notice to an Executive shall be made to his attention at the address of the Company and otherwise in accordance with Section 11.01 of the Merger Agreement.  Each party agrees that service of process on such party as provided in the foregoing sentence shall be deemed effective service of process on such party for purposes of the second sentence of this Section 5.03.

Section 5.04.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

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Section 5.05.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.06.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.07.  Capitalized Terms.   Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.  Section 1.02 of the Merger Agreement is incorporated herein by reference mutatis mutandis.

Section 5.08.  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.09.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

WALTER INDUSTRIES, INC.

By:	/s/ Joseph J. Troy
	Name:	Joseph J. Troy
	Title:	Senior Vice President, Financial Services

[Signature Page to Voting Agreement]

DLJ MERCHANT BANKING PARTNERS II, L.P., a Delaware Limited Partnership
By:	DLJ Merchant Banking II, Inc., its Managing General Partner

DLJ MERCHANT BANKING PARTNERS II-A, L.P., a Delaware Limited Partnership
By:	DLJ Merchant Banking II, Inc., its Managing General Partner

DLJ MILLENNIUM PARTNERS, L.P., a Delaware Limited Partnership
By:	DLJ Merchant Banking II, Inc., as Managing General Partner

DLJ MILLENNIUM PARTNERS-A, L.P., a Delaware Limited Partnership
By:	DLJ Merchant Banking II, Inc., as Managing General Partner

DLJ Merchant Banking II, Inc., as Advisory General Partner on behalf of DLJ OFFSHORE PARTNERS II, C.V.

Signed By or on Behalf of the Foregoing Entities:

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ DIVERSIFIED PARTNERS, L.P., a Delaware Limited Partnership
By:	DLJ Diversified Partners, Inc., as Managing General Partner

DLJ DIVERSIFIED PARTNERS-A, L.P., a Delaware Limited Partnership
By:	DLJ Diversified Partners, Inc., as Managing General Partner

Signed on Behalf of the Foregoing Entities:

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJMB FUNDING II, INC., a Delaware Corporation

By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ EAB PARTNERS, L.P., a Delaware Limited Partnership

By:	DLJ LBO Plans Management Corporation, as General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ ESC II, L.P., a Delaware Limited Partnership

By:	DLJ LBO Plans Management Corporation, as General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ FIRST ESC, L.P., a Delaware Limited Partnership

By:	DLJ LBO Plans Management Corporation, as General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ INVESTMENT PARTNERS, L.P., a Delaware Limited Partnership

By:	DLJ Investment Partners, Inc., as General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJ INVESTMENT PARTNERS II, L.P.

By:	DLJ Investment Partners II, Inc., as Managing General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

DLJIP II HOLDINGS, L.P.

By:	DLJ Investment Partners II, Inc., as General Partner
By:	/s/ Kenneth J. Lohsen
	Name:	Kenneth J. Lohsen
	Title:	Vice President

By:	/s/ Dale Smith
Dale Smith

By:	/s/ Thomas Fish
Thomas Fish

By:	/s/ George Bukuras
George Bukuras

By:	/s/ Darrell Jean
Darrell Jean

By:	/s/ Doyce Gaskin
Doyce Gaskin

Exhibit A

Ownership of Shares

Stockholder	Voting Common Shares	Non-Voting Common Shares
DLJ Merchant Banking Partners II, L.P.	63,181,344	53,061,636
DLJ Merchant Banking Partners II-A, L.P.	2,516,174	2,113,161
DLJ Offshore Partners II, C.V.	3,106,928	2,609,294
DLJ Diversified Partners, L.P.	3,693,868	3,102,224
DLJ Diversified Partners-A, L.P.	1,371,776	1,152,060
DLJMB Funding II, Inc.	11,395,444	9,570,241
DLJ Millennium Partners, L.P.	1,021,572	857,947
DLJ Millennium Partners-A, L.P.	199,249	167,336
DLJ EAB Partners, L.P.	283,676	238,240
DLJ ESC II, L.P.	13,408,142	11,260,573
DLJ First ESC, L.P.	121,575	102,103
DLJ Investment Partners L.P.	790,809	664,144
DLJ Investment Partners II, L.P.	1,779,505	1,494,487
DLJIP II Holdings, L.P.	561,044	471,181
Dale B. Smith	9,226,244	0
Thomas E. Fish	1,457,500	0
George P. Bukuras	150,000	0
Darrell Jean	1,357,500	0
Doyce Gaskin	1,207,500	0

A-1